Exhibit 99.1

PRESS RELEASE

For Immediate Release

99 CENTS ONLY STORES LLC ANNOUNCES LAUNCH OF CREDIT FACILITY

AMENDMENT AND EXTENSION TRANSACTION

Los Angeles, California, September 19, 2017 — 99 Cents Only Stores LLC (the “Company”) today announced the launch of a proposed amendment to its existing term loan facility, which would, among other things, extend the maturity date of the Company’s term loan facility by three years from January 2019 to January 2022 and reduce the Company’s cash interest obligations thereunder. The proposed amendment and extension transaction is subject to receipt of certain consents from lenders under the Company’s existing term loan and ABL facilities, as well as certain other customary conditions.

“We are pleased to launch this proposed transaction, which reflects productive dialogue with our equity sponsors and with our largest term loan lenders,” said Geoffrey Covert, Chief Executive Officer of the Company.  “We look forward to completing the transaction expeditiously, as it would improve our debt maturity profile and provide us with immediate cash interest savings.”

Under the proposed amendment, the maturity date of term loan facility would be extended to January 13, 2022, with a springing feature to the term loan facility’s current maturity date if a certain percentage of its existing senior notes due 2019 remain outstanding at that time.

The proposed amendment would increase the interest rate of the facility by 1% per annum and reallocate approximately $130 million of the existing first lien term loans held by the Company’s equity sponsors to a new second lien term loan facility.  This second lien term loan facility would be lien subordinated to the first lien term loan facility and provide for interest to be paid in kind at an annual rate equal to LIBOR plus 725 basis points, lowering the Company’s cash interest costs.  Lenders approving the proposed amendment will receive customary upfront fees at closing.  The proposed amendment would increase the junior lien capacity available under the Company’s term loan facility, which capacity may be available for refinancing transactions and future borrowing. In addition, the proposed amendment would include certain term lender-friendly covenant modifications and other amendments.

This press release is not an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of the securities in any state or other jurisdiction where such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About 99 Cents Only Stores

Founded in 1982, 99 Cents Only Stores LLC is the leading operator of extreme value stores in California and the Southwestern United States. The Company currently operates 390 stores located in California, Texas, Arizona and Nevada. 99 Cents Only Stores LLC offers a broad assortment of name brand and other attractively priced merchandise and compelling seasonal product offerings. For more information, visit www.99only.com.

Investor Contact:

Addo Investor Relations

Lasse Glassen

(424) 238-6249

lglassen@addoir.com

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The Company has included statements in this release that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act, as amended, and Section 27A of the Securities Act of 1933, as amended. As a general matter, forward-looking statements are those focused on future or anticipated events or trends, expectations and beliefs including, among other things, the Company’s expectations with respect to the amend and extend transaction described herein.  Such statements are intended to be identified by using words such as “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “project,” “plan” and similar expressions in connection with any discussion of future operating or financial performance. Any forward-looking statements are and will be based upon the Company’s then-current expectations, estimates and assumptions regarding future events and are applicable only as of the dates of such statements. Readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for reasons, among others, including (i) the ability of the Company to satisfy the conditions to the amend and extend transaction described herein, (ii) the ability of the Company to extend the maturity of its other indebtedness including its notes, pursuant to any potential refinancing thereof or otherwise, (iii) the willingness of the Company’s lenders and noteholders to participate in the transactions described herein, (iv) the availability of alternative transactions, (v) general market conditions and (vi) those reasons discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections contained in the Company’s Annual Report on Form 10-K for the fiscal year ended January 27, 2017. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Although the Company is actively pursuing the amendment transaction described above as well as other opportunities to improve its capital structure and extend its maturity profile (including by refinancing, exchanging and/or amending the terms of its existing debt or issuing additional debt), some or all of the foregoing potential transactions or other alternatives may not be available to it in the foreseeable future or at all.  If the Company is unable to complete such transactions or other alternative on favorable terms or at all due to market conditions or otherwise, its financial condition could be materially and adversely affected.